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                                                                    Exhibit 99.1
PRESS RELEASE
                                            CONTACT:
                                            CAROLYN A. FREDRICH
[ALLIANCE RESOURCE                          Director - Investor Relations
PARTNERS, L.P. LOGO]                        Alliance Resource Partners, L.P.
                                            1717 South Boulder Avenue, Suite 600
                                            Tulsa, Oklahoma 74119
                                            (918) 295-7642
FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.
Announces Plan to Acquire Warrior Coal, LLC

TULSA, Oklahoma, November 14, 2002 -- Alliance Resource Partners, L.P. (Nasdaq:
ARLP) today announced its plans to acquire Warrior Coal, LLC ("Warrior Coal") pursuant to the terms of the previously disclosed Amended and Restated Put and Call Option Agreement ("Put/Call Agreement") between the Partnership and ARH Warrior Holdings, Inc., a company indirectly owned by management of the Partnership. (See ARLP Press Release, dated April 26, 2001.) The Partnership expects to consummate the purchase of Warrior Coal during the first quarter of 2003.

Warrior Coal is an underground mining complex that utilizes two continuous mining units employing room-and-pillar mining techniques and is located adjacent to the Partnership's Western Kentucky operations. Warrior Coal was purchased by ARH Warrior Holdings, Inc. in the first quarter of 2001. Since that time, ARH Warrior Holdings, Inc. has invested in new infrastructure capital projects that are expected to improve productivity and significantly increase Warrior Coal's annual production capacity. Warrior Coal's production for 2002 is estimated to be 1.6 million tons, essentially all of which has been or will be sold to the Partnership as feedstock for synfuel production. Warrior Coal is planning to add a third continuous mining unit, early in the second quarter 2003, to supplant other operations of the Partnership in the Illinois Basin that will be depleting. Warrior Coal's production level for 2003 is expected to increase to
2.6 million tons.

At closing, the Partnership will pay ARH Warrior Holdings, Inc. approximately $12.5 million in cash representing the put option price in accordance with the Put/Call Agreement. In addition, the Partnership will repay Warrior Coal's borrowings under the revolving credit agreement between an affiliate of ARH Warrior Holdings, Inc. and Warrior Coal, which Warrior Coal estimates will be approximately $16.9 million at closing. The borrowings under the revolving credit agreement were primarily used to finance the new infrastructure capital projects described above. The Partnership expects to fund the estimated aggregate $29.4 million payment with the proceeds of debt or equity financing, or a combination of the two, depending upon market conditions, or through borrowings under its credit facility.

The Partnership estimates that Warrior Coal's 2003 EBITDA (income before net interest expense, income taxes, depreciation, depletion and amortization) will be between $14 million and $18 million, resulting in an EBITDA to aggregate payment multiple range of between 1.6 to 2.1 times. After netting the amounts attributable to our Illinois Basin operations that will be depleting in 2003, Warrior Coal's incremental EBITDA is expected to be between $11 million and $14 million and incremental annual maintenance capital expenditures are estimated to be $3 million.

Commenting on the acquisition, Joseph W. Craft III, the Partnership's President and Chief Executive Officer, said: "For the past two years, management of the Partnership has been


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impressed by the outstanding performance of the Warrior Coal organization.
Warrior's productivity, measured by raw tons per unit shift, would have ranked first out of our five Illinois Basin underground operations had Warrior Coal been owned by the Partnership during 2002. Once Warrior Coal's construction projects are completed, which should be early in the second quarter of 2003, we are expecting even higher productivity."

Mr. Craft concluded, "I'm excited to build on this year-to-date's growth in revenues and earnings with the acquisition of Warrior Coal. The significant capital invested recently at Warrior as well as the Partnership's Dotiki, Pattiki and Gibson County mines should position us well for the upcoming year. The potential exists for improved results in 2003; however, market demand and the resulting price for our uncommitted tonnage as well as the availability of synfuel tax credits will determine whether we can achieve that goal."

Alliance Resource Partners is the nation's only publicly traded master limited partnership involved in the production and marketing of coal. Alliance Resource Partners currently operates seven mining complexes in Illinois, Indiana, Kentucky and Maryland.

FORWARD-LOOKING STATEMENTS: WITH THE EXCEPTION OF HISTORICAL MATTERS, ANY MATTERS DISCUSSED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM PROJECTED RESULTS. THESE RISKS, UNCERTAINTIES AND CONTINGENCIES INCLUDE, BUT ARE NOT LIMITED TO, THE FOLLOWING: COMPETITION IN COAL MARKETS AND OUR ABILITY TO RESPOND TO THE COMPETITION; FLUCTUATION IN COAL PRICES, WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS AND CASH FLOWS; DEREGULATION OF THE ELECTRIC UTILITY INDUSTRY AND/OR THE EFFECTS OF ANY ADVERSE CHANGES IN THE DOMESTIC COAL INDUSTRY, ELECTRIC UTILITY INDUSTRY, OR GENERAL ECONOMIC CONDITIONS; DEPENDENCE ON SIGNIFICANT CUSTOMER CONTRACTS, INCLUDING RENEWING CUSTOMER CONTRACTS UPON EXPIRATION; CUSTOMER CANCELLATIONS OF, OR BREACHES TO, EXISTING CONTRACTS; CUSTOMER DELAYS OR DEFAULTS IN MAKING PAYMENTS; FLUCTUATIONS IN COAL DEMAND, PRICE AND AVAILABILITY DUE TO LABOR AND TRANSPORTATION COSTS AND DISRUPTIONS, EQUIPMENT AVAILABILITY, GOVERNMENTAL REGULATIONS AND OTHER FACTORS; OUR PRODUCTIVITY LEVELS AND MARGINS THAT WE EARN ON OUR COAL SALES; ANY UNANTICIPATED INCREASES IN LABOR COSTS, ADVERSE CHANGES IN WORK RULES, OR UNEXPECTED CASH PAYMENTS ASSOCIATED WITH POST-MINE RECLAMATION AND WORKERS' COMPENSATION CLAIMS; GREATER THAN EXPECTED ENVIRONMENTAL REGULATIONS, COSTS AND LIABILITIES; A VARIETY OF OPERATIONAL, GEOLOGIC, PERMITTING, LABOR AND WEATHER-RELATED FACTORS; RISKS OF MAJOR MINE-RELATED ACCIDENTS OR INTERRUPTIONS; RESULTS OF LITIGATION; DIFFICULTY MAINTAINING OUR SURETY BONDS FOR MINE RECLAMATION AS WELL AS WORKERS' COMPENSATION AND BLACK LUNG BENEFITS; DIFFICULTY OBTAINING COMMERCIAL PROPERTY INSURANCE; AND RISKS ASSOCIATED WITH OUR 15.48% PARTICIPATION (EXCLUDING ANY APPLICABLE DEDUCTIBLE) IN THE COMMERCIAL PROPERTY PROGRAM.

ADDITIONAL INFORMATION CONCERNING THESE AND OTHER FACTORS CAN BE FOUND IN THE PARTNERSHIP'S PUBLIC PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE PARTNERSHIP'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001 FILED ON APRIL 1, 2002. EXCEPT AS REQUIRED BY APPLICABLE SECURITIES LAWS, THE PARTNERSHIP DOES NOT INTEND TO UPDATE ITS FORWARD-LOOKING STATEMENTS.




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